Exhibit 10(a)

TENET HEALTHCARE 2019 STOCK INCENTIVE PLAN
TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT AWARDS
FOR ANNUAL GRANT TO DIRECTORS
The Human Resources Committee (the “Committee”) of the Board of Directors (the “Board”) of Tenet Healthcare Corporation (the “Company”) is authorized under the Company’s 2019 Stock Incentive Plan, as such may be amended from time to time (the “Plan”) to make awards of restricted stock units (“RSUs”) and to determine the terms of such RSUs.
On [Grant Date] (the “Grant Date”), the Committee granted you, [Participant Name] (“You”), an award of RSUs. The RSUs were granted by the Committee subject to the terms and conditions set forth below in this certificate (the “Certificate”). The RSUs are also subject to the terms and conditions of the Plan, which is incorporated herein by this reference. Each capitalized term not otherwise defined herein will have the meaning given to such term in the Plan.
Grant. The Committee has granted to You RSUs representing the right to receive [Number of Shares Granted] Shares, or cash in accordance with any Cash Election (as defined below), in consideration for your service on the Board.
Vesting and Settlement. The RSUs will vest 100% on the first anniversary of the Grant Date (the “Vesting Date”) subject to your continuous service as a non-employee director of the Board from the Grant Date through the Vesting Date, provided that the RSUs will accelerate and vest in full upon your death or disability (as defined under Section 409A(a)(2)(C)(ii) of the Code) prior to the Vesting Date. Unless You elect to defer settlement pursuant to the “Deferral of RSUs” Section below (the “Deferral Election”), any such vested RSUs will be settled in Shares (or in cash and Shares in accordance with any Cash Election) as soon as practicable, but no later than 60 days, following the vesting of such RSUs. All unvested RSUs shall be immediately cancelled without payment upon Your termination of service as a non-employee director of the Board for any other reason prior to the Vesting Date. Upon settlement, You will recognize ordinary income and taxes will be due.
Change in Control. In the event of a Change in Control, if You have not previously made a Deferral Election with respect to the RSUs, then the RSUs will fully vest and be settled within 60 days of the Change in Control. If You have previously made a Deferral Election with respect to the RSUs, then the following provisions will apply:
(a)In the event of a Change in Control (other than the liquidation or dissolution of the Company which is approved by a majority of its shareholders) that constitutes a “change in control event” under Section 409A of the Code, the RSUs will fully vest and be settled within 60 days of the Change in Control.
(b)In the event of a Change in Control in which a liquidation or dissolution of the Company is approved by a majority of its shareholders or that otherwise does not constitute a “change in control event” under Section 409A of the Code, the RSUs will fully vest, be converted to cash equal to the value of the RSUs immediately prior to the Change in Control and paid on the earlier of (i) the settlement date elected in the Deferral Election or (ii) your death or disability (as defined under Section 409A(a)(2)(C)(ii) of the Code).
Deferral of RSUs. You may elect to defer the settlement of Your vested RSUs by delivering to the Company a Deferral Election in the form and in accordance with procedures established by the Company. If You have made a timely and valid Deferral Election in accordance with procedures established by the Company, settlement of the deferred RSUs will be made in accordance with the terms of such Deferral Election.
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Cash Settlement. Notwithstanding the foregoing, if You have made a valid election to cash settle any portion of the RSUs on a form provided by the Company (a “Cash Election”), then in lieu of Shares, You will receive a cash payment on the otherwise applicable settlement date equal to the Fair Market Value of the Shares underlying the RSUs that are subject to such Cash Election, with the remainder of the RSUs settled in Shares as outlined above. For purposes of the Cash Election, the Fair Market Value shall be determined as of the last trading day immediately preceding the settlement date.
Rights as Shareholder. You will not have any rights of a shareholder prior to the receipt of Your Shares, and will obtain such rights only upon Your receipt of the Shares, at which time You will have all of the rights of a shareholder with respect to the Shares received, including the right to vote those Shares and receive all dividends and other distributions, if any, paid or made with respect thereto. Any Shares or cash distributed as dividends with respect to the Shares underlying the RSUs will be subject to the same vesting, settlement and deferral schedule as the underlying RSUs.
Transferability. The RSUs generally may not be transferred, assigned or made subject to any encumbrance, pledge, or charge. Limited exceptions to this rule apply in the case of death, divorce, or gift as provided in Section 12.3 of the Plan.
Effect on Other Employee Benefit Plans. The value of the RSUs evidenced by this Certificate will not be included as compensation, earnings, salaries, or other similar terms used when calculating Your benefits under any employee benefit plan sponsored by the Company or an Affiliate, except as such plan otherwise expressly provides.
No Continued Service. Nothing in this Certificate will confer upon You any right to continue in the service of the Company as a member of the Board.
Amendment. By written notice to You, the Committee reserves the right to amend the Plan or the provisions of this Certificate provided that no such amendment will impair in any material respect Your rights under this Certificate without Your consent except as required to comply with applicable securities laws or Section 409A of the Code.
Severability. If any term or provision of this Certificate is declared by any court or government authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any term or provision of this Certificate not declared to be unlawful or invalid. Any term or provision of this Certificate so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to such term or provision to the fullest extent possible while remaining lawful and valid.
Construction. A copy of the Plan has been made available to You and additional copies of the Plan are available upon request to the Company’s Corporate Secretary at the Company’s principal executive office during normal business hours. To the extent that any term or provision of this Certificate violates or is inconsistent with an express term or provision of the Plan, the Plan term or provision shall govern and any inconsistent term or provision in this Certificate shall be of no force or effect.
Binding Effect and Benefit. This Certificate shall be binding upon and, subject to the terms and conditions hereof, inure to the benefit of the Company, its successors and assigns, and You and Your successors and assigns.
Entire Understanding. This Certificate and the Plan embody the entire understanding and agreement of the Company and You in relation to the subject matter hereof, and no promise, condition, representation or warranty, expressed or implied, not herein stated, shall bind the Company or You.
Governing Law. This Certificate shall be governed by, and construed in accordance with, the laws of the State of Nevada, without reference to principles of conflict of laws.
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